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                           JWGENESIS FINANCIAL CORP.

                                  Supplement
                                      to
                          Offer to Purchase for Cash
                  Up To 1,166,667 Shares of its Common Stock
                           At a Purchase Price, Net
                              of $30.00 Per Share

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, FEBRUARY 11, 2000, UNLESS THE OFFER IS EXTENDED.


   JWGenesis Financial Corp. (the "Company") hereby supplements the information contained in the Offer to Purchase dated January 10, 2000, as follows:

   1. Information and statements contained in the Offer to Purchase are not covered by the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. Despite the inapplicability of such safe harbor, the Company hereby reaffirms its statements contained in the Offer to Purchase, as supplemented herein.

   2. The Company's determination of the satisfaction of each condition referenced in Item 6 of the Offer to Purchase will be made by the Company in its reasonable discretion. All references in such Item 6 to the Company's "sole judgment" have been revised, so that the applicable standard shall instead by the "reasonable discretion" of the Company. In addition, to the extent that any condition referenced in Item 6 is within the Company's control as a result of being subject to a dispositive action or omission directly within the Company's control, the Company shall not assert such condition as a basis for not consummating the Offer.

   3. The last paragraph of Item 6, "Certain Conditions of the Offer", is hereby amended and restated as follows:

   "The foregoing conditions, which are not within the Company's control, may be waived by the Company, in whole or in part, at any time and from time to time prior to the Expiration Date, in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the events described above will be final and binding on all parties."

   4. Except to the extent set forth above, this Supplement does not affect any of the other information contained in the Offer to Purchase.

   Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to American Stock Transfer & Trust Co. (the "Information Agent") at the following address and telephone number:

                                40 Wall Street
                           New York, New York 10005
                                (212) 921-8200
                    Attn: Shareholder Relations Department

January 28, 2000